Exhibit 10.7

June 30, 2011

Dear Paul,

On behalf of Alteryx, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President, Sales. This is a very important position to our organization as we begin a phase of significant investor backed growth. We feel that with your knowledge, experience and track record, you would be a great asset to our growing team here at Alteryx, Inc. The terms of your position with Alteryx, Inc. will be as follows:

POSITION

You will be Senior Vice President of Sales for Alteryx, Inc. and will report to the Company’s Chief Executive Officer. This is a full-time position. The responsibilities will primarily include 1) building a direct and channel sales organization necessary to achieve the financial goals of the company, 2) establish a go-to-market sales strategy resulting in the overall success of achieving short term sales objectives as well as building sales pipelines for future business, 3) create and manage on-boarding processes and professional development programs for sales teams to be successful and 4) developing and measuring the necessary sales cadence for the teams to be successful.

You will also be engaged with other executive leadership in other strategic initiatives that affect the success of the organization. Your actual responsibilities may also vary from time to time as Alteryx, Inc.’s needs may require. Also, as is the current case for all the Company’s employees and full time consultants, you acknowledge and agree that the administrative employment services of the Company may be contracted to a Professional Employer Organization (“PEO”) for all or part of the time that you are employed by the Company, in which event the Company and the PEO shall be deemed your co-employer.

START DATE

Your official start date for this position is September 1, 2011.

LOCATION

This position is located in our Irvine, California headquarters. You may continue to fulfill the role from your current location in Toronto until the end of 2011 at which time relocation to Irvine will be required. A relocation package will be separately negotiated.

COMPENSATION

You will receive an annual base salary of $145,000 payable semi-monthly on the 15th and the last day of each month. If the scheduled payday falls on a holiday or weekend, you will be paid on the previous business day. You are eligible to receive quarterly based variable compensation as outlined in the attached Schedule A.

You will also be granted an option to purchase a number of shares (the “Option Shares”) of the Company’s common stock equal to an amount calculated as 1.0% times the Company’s fully-diluted shares. The Option Shares will be granted under the terms and conditions of the “Alteryx, Inc. 2011 Stock Option Plan”. The exercise price of the Option Shares will be the fair market value of the Company’s common stock on the date of grant as determined by the Board of Directors. The Option Shares will vest ratably on a monthly basis over a 48 month period commencing upon the start of your employment.

BENEFITS

During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time, which will take into account your prior service with the Company as a consultant.

SEVERANCE BENEFITS

(a) Termination Prior to a Change of Control. In the event that you are subject to an Involuntary Termination (as defined below) prior to a Change of Control (as defined below), the Company shall pay you severance pay at a monthly rate of $12,083.33 for a period of four (4) months.

(b) Termination on or After a Change of Control. In the event that (i) there is a Change of Control during your employment with the Company and (ii) concurrent with, or on or prior to the one year anniversary of, such Change of Control, you are subject to an Involuntary Termination (a “Double Trigger”), the Company shall pay you severance pay at a monthly rate of $12,083.33 for a period of four (4) months; and accelerate vesting on your Options Shares such that you will receive an additional six (6) months vesting. In the event that there is a Change of Control during your employment with the Company, then to the extent that the Option Shares are (i) not assumed or substituted in connection with such Change of Control and (ii) the Option Shares will terminate as a result of such non-assumption/substitution, then you will receive an additional twelve (12) months vesting prior to the closing of such Change of Control.

(c) Payment Schedule of Severance Payments. The monthly severance pay set forth above shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates for the applicable payment periods set forth above.

AT-WILL EMPLOYMENT

Your employment with Alteryx, Inc. will be on an “at-will” basis, which means that either you or Alteryx, Inc. may terminate your employment at any time and for any reason or for no reason at all. Your at-will status may not be changed except by a written agreement signed by you and Alteryx, Inc.’s Chief Executive Officer.

GOVERNING LAW

California law will govern this offer letter.

DEFINITIONS

(a) “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, or (ii) a merger or consolidation of the Company with or into another person or entity; provided that none of the following shall be considered a Change of Control: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, (B) an equity financing in which the Company is the surviving corporation, or (C) a transaction in which the Company’s stockholders of record as constituted immediately prior to such merger or consolidation will, immediately after such merger or consolidation (by virtue of securities issued as consideration in the merger or consolidation), hold at least 50% of the voting stock of the surviving or acquiring entity.

(b) “Involuntary Termination” means a separation from service, as defined in Treasury Regulation 1.409A-1(n), (i) by the Company for any reason other than (A) Cause, as defined below, (B) death or (C) Disability, as defined below or (ii) by you for Good Reason, as defined below.

(c) “Cause” for termination of your employment will exist if you are terminated by the Company for any of the following reasons: (i) your commission of any act of fraud, embezzlement or similar act against the Company or any of its subsidiaries; (ii) your commission of any act of dishonesty or any other willful misconduct against the Company or any of its subsidiaries that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any of its subsidiaries or any other party to whom you owe an obligation of nondisclosure as a result of his relationship with the Company or any of its subsidiaries, which in any such case has caused or is reasonably expected to result in material injury to the Company or any of its subsidiaries; (iv) your material breach of any of your obligations under any written agreement or covenant with (or made for the benefit of) the Company or any of its subsidiaries; (v) conviction of any felony or a crime involving moral turpitude or affecting the Company or any of its subsidiaries; (vi) any willful refusal to carry out a reasonable directive of the Company’s (or any of its subsidiaries’) Board which involves the business of the Company or any subsidiaries thereof and was capable of being lawfully performed; (vii) gross negligence or willful misconduct in the performance of your duties to the Company or any of its subsidiaries that has resulted or is likely to result in material damage to the Company or any of its subsidiaries; or (viii) repeated unexplained or unjustified absence from the Company, in each such case as determined in good faith by the Company’s Board. The determination as to whether you are being terminated for Cause shall be made in good faith by the Board and shall be final and binding on you. For the foregoing definition of “Cause”, the term “Company” will be interpreted to Include the PEO through which you are contracted (if any) as well as any subsidiary, parent or affiliate or a successor entity (or any subsidiary, parent or affiliate of such successor entity), as appropriate, of the Company. The foregoing definition does not in any way limit the Company’s ability to terminate your at-will employment at any time.

(d) “Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of sixty (60) consecutive days or ninety (90) days during any period of one hundred eighty (180) consecutive days because of your physical, mental or emotional illness or condition.

(e) “Good Reason”. The conditions set forth in this paragraph will be considered “Good Reason” only if (i) you give the Company written notice of one of the conditions described in this paragraph within thirty (30) days after the condition comes into existence; (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice; and (iii) after the Company’s failure to remedy the condition within the previously described 30-day period, you resign from the Company within ninety (90) days after one of the following conditions has come into existence without your consent. “Good Reason” shall mean: (A) a material diminution in your authority or job responsibilities, either of which is not consented to by you; provided, however, that a “material diminution” in authority or job duties may not be found so long as you maintain the authority or responsibilities generally associated with that of a Vice President of Sales or comparable responsibility, or higher, of the Company or its successor entity, or any division of the Company or any successor entity; or (B) a reduction in your then-current annual base salary of ten percent (10%) or more, provided that an across-the-board reduction in the salary level of all other employees in positions similar to yours by a similar percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

To ensure your success, you will have access to the necessary budget resources for systems and personnel.

I am delighted to extend this offer to you, and I look forward to working with you. Please indicate your acceptance of this offer by signing one copy of this letter where indicated below along with the attached Confidential Information, Invention and Assignment Agreement (which terms and conditions are part of this offer, and as such are fully Incorporated herein by this reference) and returning both to me. The terms of this offer supersede any prior representations or terms, whether expressed orally or in writing.

Sincerely,

/s/ Dean Stoecker
Dean Stoecker
President & CEO

ACCEPTANCE

I accept this offer of employment and acknowledge that my employment with Alteryx, Inc. will be on an at-will basis.

/s/ Paul M. Evans	Date:	7/13/2011
Paul Evans

AMENDMENT TO Paul Evans Offer Letter Dated June 30, 2011

This amendment (“Amendment”), effective as of January 14, 2013, (“Amendment Effective Date”) by and between Alteryx, Inc., (“Alteryx”) and Paul Evans, Senior Vice President, Channel Sales and Strategic Alliances.

1. Position. Your new title will be Senior Vice President, Sales and you will continue to report to the Company’s Chairman and Chief Executive Officer. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that would, directly or indirectly, constitute your engagement in or participation in any business that is competitive in any manner with the business of the Company. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you an annual base salary at the rate of $172,500 per year, payable in accordance with the Company’s standard payroll schedule. This compensation rate will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

With your specific position, you will be eligible to receive variable compensation of $270,000 contingent upon your meeting certain regional sales targets to be mutually agreed upon in writing between you and the Company. Such variable compensation shall be paid on a calendar monthly basis. Please refer to the current year commission plan.

3. This Amendment may be executed in two or more identical counterparts, each of which shall be deemed to be an original and all of which taken to together shall be deemed to constitute the amendment when a duly authorized representative of each party has signed a counterpart. The parties may sign and deliver this Amendment by facsimile transmission or electronic transmission in Portable Document Format (“PDF”). Each party agrees that the delivery of this Amendment by facsimile or PDF shall have the same force and effect as delivery of original signatures.

4. Except as modified by this Amendment, all other terms, conditions, provisions and covenants of the Agreement shall remain in full force and effect. In the event of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall prevail.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Amendment.

ALTERYX, INC.		Paul Evans

By:	/s/ Dean Stoecker	By:	/s/ Paul M. Evans
Name:	Dean Stoecker	Name:	Paul Evans
Title:	CEO	Title:	SVP, Sales

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